Exhibit 10.1

AERIN LLC

595 Madison Avenue

New York N.Y. 10022

January 22, 2019

Jane Hertzmark Hudis

Group President

The Estee Lauder Companies

767 Fifth Avenue

New York, New York 10153

RE:  First Amendment to the April 6, 2011 License Agreement (the “First Amendment”)

Dear Jane:

Reference is made to the License Agreement, dated as of April 6, 2011 among Aerin LLC (“Aerin”), Aerin Lauder Zinterhofer (“ALZ”) and Estee Lauder Inc. (“Estee Lauder”) (the “License Agreement”).

Whereas, Estee Lauder previously agreed to make annual payments to Aerin in the amount of $500,000 per year to support Aerin’s brand building efforts (the “Marketing Contribution”); and

Whereas, such Marketing Contribution was intended to be paid for the duration of the tenure of the then current management of Aerin, which tenure ended in Fiscal 2018; and

Whereas, Estee Lauder’s obligation to pay the Marketing Contribution ceased as of February 2018; and

Whereas, the parties desire to redirect such funds to support the marketing efforts of Estee Lauder in support of Licensed Products as specified below.

Now, therefore, in consideration of the mutual covenants herein expressed, and for other good consideration, which Aerin, ALZ and Estee Lauder hereby acknowledge, the parties hereby agree to amend the License Agreement, effective as of the date above, as follows:

1.              Social Media Posts by ALZ.  Without limiting AZL’s PR Participation obligations set forth in Section 4.3 of the License Agreement, in months where Estee Lauder posts on its own social media accounts regarding the Aerin Beauty brand, Aerin shall also post at least 6 Aerin Beauty focused social media posts in such months (unless doing so would interfere in a material respect with other material business objectives of Aerin during a particular month), such posts to be made on the @Aerin FaceBook and/or Instagram and/or Insta Stories and/or other Aerin social media channels and shall be aligned with Estee Lauder’s Aerin Beauty focused social media channel posts.  In addition, when Estee Lauder sends Aerin Beauty focused emails to Esteelauder.com consumers, Aerin shall also send Aerin Beauty focused emails to Aerin.com consumers (unless doing so would interfere in a material respect with other material business objectives of Aerin during a particular month), it being understood that such emails will be aligned with Estee Lauder’s Aerin

Beauty focused emails and are expected to be sent at least one (1) time per month.  As a condition to the foregoing obligations, Estee Lauder shall provide at least four (4) weeks’ advance notice to Aerin of its upcoming social media and email plans for the Aerin Beauty brand, so that Aerin can factor them into its overall social media and marketing strategy and comply with the foregoing in a manner that is consistent with such strategy and beneficial to the Aerin brand.

2.              Dedicated Creative Lead.  Without limiting Estee Lauder’s obligations set forth in the License Agreement, subject to Aerin’s approval, Estee Lauder shall hire as promptly as practicable and retain for the balance of the Term a creative lead dedicated exclusively to the Aerin Beauty brand (the “Dedicated Creative Lead”).  In the event that the Dedicated Creative Lead ceases to be employed by Estee Lauder, Estee Lauder seek to hire a qualified replacement as promptly as practicable and agrees that any replacement hired shall be subject to the approval of Aerin.

3.              A&P/Digital Assets.  In addition to EL’s Minimum Advertising and Promotion Expenditure obligation set forth in Section 8.1 of the License Agreement, Estee Lauder shall spend an additional $300,000 annually (the “Incremental A&P Spend”) above the greater of (a) EL’s Annual A&P Minimum obligation set forth in Section 8.1 of the License Agreement, or (b) the amount that Estee Lauder was otherwise planning to spend for each such Annual Period, as follows:

a.              In Fiscal Year 2019 (July 1, 2018 — June 30, 2019): Estee Lauder shall spend the Incremental A&P Spend to increase creative assets to be used on digital platforms to advertise, market and promote Licensed Products.  $200,000 of the Incremental A&P Spend shall be used for assets specific to the Chinese market, including Tmall. The remaining $100,000 of the Incremental A&P Spend shall be used to create digital assets with a focus on the re-promotion of bestselling products.

b.              Thereafter, 60 days prior to start of each Annual Period, Estee Lauder shall provide to Aerin a marketing and promotion plan for the upcoming Annual Period as provided in Section 6.1(a) of the License Agreement (notwithstanding the timing provided in Section 6.1(a)), which, in addition to the elements described in such Section, shall also include both (a) the amount Estee Lauder is planning to spend for Advertising and Promotion for the upcoming Annual Period (without the Incremental A&P Spend), and (b) the proposed use of the Incremental A&P Spend for the upcoming Annual Period, which such proposed uses of the Incremental A&P Spend shall be subject to Aerin’s approval, such approval not be unreasonably withheld.

4.              Discontinuance.  Notwithstanding the foregoing,  effective at any time on or after July 1, 2020, Aerin may, on thirty (30) days’ prior written notice to Estee Lauder, terminate the obligation of Aerin to provide the social media posts and emails described in Section 1 above, in which case, the obligation of Estee Lauder to maintain the Dedicated Creative Lead and make the Incremental A&P Spend as described in Sections 2 and 3 above shall also terminate and all such provisions of this First Amendment shall no longer continue to apply.

All capitalized terms used herein and not otherwise defined shall have the same meaning given them in the License Agreement.  Unless otherwise modified by this First Amendment, the License Agreement remains unchanged and fully in force.

AERIN LLC

By:	/s/Aerin Lauder Zinterhofer
Name:	Aerin Lauder Zinterhofer
Title:	Managing Member

AERIN LAUDER ZINTERHOFER

/s/Aerin Lauder Zinterhofer

Acknowledged and agreed:

ESTEE LAUDER INC.
D.B.A. AERIN BEAUTY

By:	/s/Jane Hertzmark Hudis
Name:	Jane Hertzmark Hudis
Title:	Group President, The Estee Lauder Companies